                                                                    EXHIBIT 11.1




                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 2000
                (Dollar in thousands, except per share amounts)



                                                          Number of           Percent
                                                            Shares          Outstanding     Equivalent Shares
                                                          ---------         -----------     -----------------

Prior to Initial Public Offering
  1997 Common Stock Offering                                    639            100.00%                  639

After Initial Public Offering
  1998 Common Stock Offering                             15,000,000            100.00%           15,000,000
  Preferred Stock Converted to Common Stock              60,511,692            100.00%           60,511,692
  1999 Common Stock Offering                             21,041,100            100.00%           21,041,100
  2000 Common Stock Offering                             10,703,109            100.00%           10,703,109
  Treasury Shares                                          (327,495)           100.00%             (327,495)
  Warrants Exercised                                        626,094             99.74%              624,459
  Stock Options Exercised                                   643,953             87.18%              561,382
  Cash in Lieu of Stock Split                                  (577)           100.00%                 (577)
  Employee Stock Discount Purchase Plan Shares Issued       194,520             99.14%              192,838
  Common Stock Issued for Business Acquisitions             393,482             17.86%               70,285
                                                                                              -------------

  WEIGHTED AVERAGE SHARES OUTSTANDING                                                           108,377,432

  NET LOSS APPLICABLE TO COMMON STOCK                                                         $ (56,730,000)

  NET LOSS PER SHARE, BASIC AND DILUTED                                                       $       (0.52)
                                                                                              =============